Exhibit 99.1

Contacts

Kevin Kowalski

Proginet Corporation

516-535-3600

kkowalski@proginet.com

Proginet Approved as Interim DIP Financer

Makes offer to Acquire Certain Assets of V-ONE Corporation

GARDEN CITY, NY – March 22, 2005 - Proginet Corporation (OTCBB:PRGF), developer of security software for password management and the controlled integration of data across enterprises, today announced that the company has been approved as a DIP (debtor-in-possession) Financer for V-ONE Corporation (OTCPK:VNEC), per order of the U.S. Bankruptcy Court for the District of Maryland (Greenbelt Division).

V-ONE Corporation has filed a Corporate Reorganization Plan with the Maryland Courts. Under the Plan, V-ONE has requested and received approval to accept Proginet Corporation as a lender providing immediate funds to V-ONE Corporation. V-ONE has also requested an expedited approval by the Courts to allow Proginet to acquire the assets of V-ONE.

Additionally, Proginet has been granted certain preferential rights by the Court, in consideration of Proginet’s commitment to provide DIP funding to V-One Corporation.  Upon final approval of the court, Proginet intends to acquire certain assets of V-ONE.

Strategically, Proginet’s acquisition of certain assets of V-ONE will add important security capabilities to its portfolio. Combining the secure managed file transfer and identity management capabilities of Proginet with the latest Virtual Private Network (VPN) security technology of V-ONE, results in a powerful solution set that meets market demand for better security and control for internal and external corporate networks. Furthermore, the expanded expertise and technology will enable development of powerful new products for both the government and commercial security markets.

About Proginet Corporation

Proginet Corporation develops software to enable the controlled integration of data across enterprises of all sizes. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion®, SIFT and SecurPass®, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 23 countries and includes many Fortune 500 companies. The company is headquartered in

Garden City, N.Y., and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer

This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” “may,” “will,” “plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).